Exhibit 99.2

SINA Announced the Appointment of Wang Yan, Formerly President of SINA,

as its New CEO and Director of the Board

Daniel Mao departs as CEO but will remain as Director of the Board at SINA

Shanghai, May 12, 2003 — SINA Corporation (Nasdaq: SINA), a leading Chinese media company and value-added information service provider, today announced the appointment of Wang Yan, formerly President of SINA, as its new CEO following the departure of Daniel Mao as CEO. Wang Yan was also appointed as a Director of the company. Wang Yan founded the Internet division of Beijing Stone Rich Sight, the predecessor of SINA, in 1996. Over the years, Wang Yan has helped transform the company from a software firm into a leading Internet portal in China. In 2001, Wang Yan was appointed as the President, overseeing all major operations in SINA and was instrumental in the turnaround of the company since 2001. Wang Yan received a B.A. in Law form the University of Paris.

“I have very much enjoyed working with the people at SINA, and am very proud of what we have accomplished.” said, Daniel Mao, departing CEO of SINA. “I am confident that Wang Yan will lead the company to the next level of success.”

In 1999, Daniel Mao joined SINA as Chief Operating Officer. In the following two years, Mao was a key member of the management team helping to raise two rounds of private investment; as well as the company’s initial public offering in 2000. In 2001, Mao was appointed as the CEO of the company. In the past two years, Mao and Wang Yan together with SINA’s management team, had turned the Company around leading to profitability in past two consecutive quarters.

“We’re grateful for Daniel Mao’s past contribution to the company in the last four years and wish him the best in his future endeavors.” said Daniel Chiang, Chairman of the Board of SINA.”

About SINA

SINA Corporation (NASDAQ:SINA) is a leading online media company and value-added information service (“VAS”) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA operates three major business lines including SINA.com (online media and entertainment service), SINA Online (consumer fee-based online and wireless VAS) and SINA.net (Small and medium-sized enterprises VAS), providing an array of services including online portals, premium email, wireless short messaging, virtual ISP, search, classified information, online games, e-commerce, e-learning and enterprise e-solutions.

To learn more about SINA, please logon to our corporate website at http://corp.sina.com

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange commission on forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical and future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on online advertising sales for a significant portion of its revenues, and any failure to successfully develop and introduce new products. Further information regarding these and other risks is included in SINA’s prospectus, 10K,10Q and its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com